Exhibit 4.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is entered as of July 27, 2010, by and between Comprehensive Care Corporation, a Delaware Corporation (the “Company”), and the investor whose name appears at the end of the Agreement (“Purchaser”).

RECITALS

The Company wishes to obtain financing and Purchaser desires to provide such financing to the Company through the purchase of the Company’s common stock, par value $0.01 per share (the “Securities”), being privately offered by the Company.

NOW, THEREFORE, in consideration of the premises hereof and the agreements set forth herein below, the parties hereto hereby agree as follows:

1. Sale and Purchase of the Securities. Subject to the terms and conditions herein, on the Closing Date, as defined in Section 2 hereof, the Company agrees to issue and sell, and Purchaser agrees to purchase, 4,600,000 Securities for the aggregate consideration of one million two hundred and fifty thousand dollars ($1,150,000.00) (the “Purchase Price”). The price on a per share basis is equal to $0.25.

2. Closing. The closing of the purchase and sale of the Securities hereunder (the “Closing”) shall be held on July 27, 2010 (the “Closing Date”) with the signing of this Agreement and payment of the Purchase Price.

3. Delivery by the Company. Within five (5) business days following the Closing, the Company shall deliver to Purchaser the Securities executed by the appropriate officers and registered in Purchaser’s name.

4. Delivery by Purchaser. Purchaser shall deliver the Purchase Price, as defined in Section 1 herein, by check, wire transfer or bank check.

5. Representation by Purchaser. Purchaser represents and warrants to the Company as follows:

(a) Access to Information. Purchaser has had access to all material and relevant information concerning the Company necessary to enable Purchaser to make an informed investment decision with respect to his/her investment in the Company. Purchaser acknowledges that he/she or his/her representative has had the opportunity to ask questions of and receive answers from and to obtain additional information from the Company or its representatives concerning the terms and conditions of the acquisition of the Securities and the present and proposed business and financial condition of the Company and has had all such questions answered to his/her satisfaction and has been supplied all information requested. The Company acknowledges its understating that Purchaser has relied on the information so provided.

Purchaser’s Initials

(b) Financial Matters and Sophistication. Purchaser or his/her representatives has such knowledge and experience in business and financial matters, such that he/she is capable of evaluating the merits and risks of investing in the Company. Purchaser represents that he/she is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities and Exchange Act of 1933, as amended (the “1933 Act”); (ii) is capable of assuming the risk of investing in the Company; and (iii) satisfies the suitability standards of the Company as an individual as set forth in sub-paragraphs “6 (i)” and “6 (ii)” below.

(c) Investment Intent.

(i) Purchaser is acquiring the Securities for his/her own account and not on behalf on any other person.

(ii) Purchaser is acquiring the Securities for investment and not with a view to distribution or with the intent to divide its participation with others by reselling or otherwise distributing the Securities.

(iii) Neither Purchaser nor the Company nor anyone acting on their behalf has paid or will pay any commission or other remuneration to any person in connection with the purchase of the Securities; and,

(iv) Purchaser will not sell the Securities without registration under the 1933 Act and any applicable State securities laws, or unless the Company receives an opinion of counsel reasonably acceptable to it (as to both counsel and the opinion) to the effect that such registration is not necessary. This subparagraph (c)(iv) is subject to the language in paragraph “7.”

6. Important Considerations;_Suitability Standards-Who Should Invest

INVESTMENT IN THE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL FINANCIAL RESOURCES WHO HAVE NO NEED FOR LIQUIDITY IN THEIR INVESTMENT

A substantial number of State securities commissions have established investor suitability standards for the marketing within their respective jurisdictions of restricted securities. Some have also established minimum levels for purchases in their states. The reasons for these standards appear to be, among others, the relative lack of liquidity of securities of such programs as compared with other securities investments. Investment in the Securities involves a high degree of risk and is suitable only for persons of substantial financial means who have no need for liquidity in their investments.

Purchaser’s Initials

The Company has adopted as a general investor suitability standard the requirement that each subscriber for the Securities represent in writing that the subscriber: (a) is acquiring the Securities for investment and not with a view to resale or distribution; (b) can bear the economic risk of losing its entire investment; (c) his/her overall commitment to investments which are not readily marketable is not disproportionate to his/her net worth and an investment in the Securities will not cause such overall commitment to become excessive; (d) has adequate means of providing for his/her current needs and personal contingencies and has no need for liquidity in this investment in the Securities; (e) has evaluated all the risks of investing in the Company; and, (f) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Company or is relying on his/her own purchaser representative, in making an investment decision.

In addition, all subscribers for the Securities must be extremely sophisticated investors with substantial net worth and experience in making investments of this nature and be “accredited investors,” as defined in Rule 501 of Regulation D under the Act, by meeting any of the following conditions (please check appropriate box):

X☐ (i) has an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her subscriber spouse in excess of $300,000 in each of those years, and he or she reasonably expects an income in excess of the aforesaid levels in the current year; or

X☐ (ii) he or she has an individual net worth, or a joint net worth with his or her spouse, at the time of his or her purchase in excess of $1,000,000 (net worth for these purposes includes homes, home furnishings and automobiles); or

X☐ (iii) he or she otherwise satisfies the Company that he or she is an accredited investor as defined in Rule 501 under the Act.

Other categories of investors included within the definition of accredited investor including the following: certain institutional investors, including certain banks, whether acting in their individual or fiduciary capacities; certain insurance companies; federally registered investment companies; business development companies (as defined under the Investment Company Act of 1940); tax exempt organizations (as defined in the Investment Advisers Act of 1940); tax exempt organizations (as defined in Section 501(c) (3) of the Internal Revenue Code) with total assets in excess of $5,000,000; entities in which all the equity owners are accredited investors and certain affiliates of the Company.

A partnership subscriber, which satisfies the requirements set forth in clauses (a) through (f) above, shall satisfy the suitability standards if it is an accredited investor by reason of clause (iii) above, or if all of its partners are accredited investors. A corporate subscriber, which satisfies the requirements set forth in clauses (a) through (f) above, shall satisfy the investor suitability standards if it is an accredited investor by reason of clause (iii) above, or if all of its shareholders are accredited investors. Corporate subscribers must have net worth of at least three (3) times the amount of their investment in the Securities.

Purchaser’s Initials

The suitability standards referred to above represent minimum suitability requirements for prospective purchasers and the satisfaction of such standards by a prospective purchaser does not necessarily mean that the Securities is a suitable investment for such purchaser. The Company may, in circumstances it deems appropriate, modify such requirements. The Company may also reject subscriptions for whatever reason, in its sole discretion, it deems appropriate.

7. Understanding of Nature of Securities. Purchaser understands that:

(a) The Securities issuable there under have not been registered under the 1933 Act or any State securities laws and are being issued and sold in reliance upon certain of the exemptions contained in the 1933 Act and under applicable State securities laws;

(b) The Securities are “restricted securities” as that term is defined in Rule 144 promulgated under the 1933 Act;

(c) The Securities cannot be sold or transferred without registration under the 1933 Act and applicable state securities laws, or unless the Company receives an opinion of counsel reasonable acceptable to it (as to both counsel and the opinion) that such registration is not necessary;

(d) The Securities, and any certificates issued in replacement therefore, shall bear the following legend, in addition to any legend required by law or otherwise;

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities represented by this certificate have been taken by the registered owner for investment, and without a view to resale or distribution thereof, and may not be transferred or disposed of without an opinion of counsel satisfactory to the issuer that such transfer or disposition does not violate the Securities Act of 1933, as amended, or the rules and regulations thereunder.”

(e) Only the Company can register the Securities under the 1933 Act and applicable State securities laws;

(f) Other than as set forth below, no representations have been made to Purchaser that the Company will register the Securities under the 1933 Act or any applicable State securities laws, or with respect to compliance with any exemption therefrom; and

Purchaser’s Initials

(g) The Company may, from time to time, make stop transfer notations in its transfer records to ensure compliance with the 1933 Act.

8. Warranties and Representation of the Company. The Company represents and warrants to Purchaser as follows:

(a) Organization and Standing of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with adequate power and authority to conduct the business in which it is now engaged and has the corporate power and authority to enter into this Agreement, and is in good standing in such other states of jurisdictions as is necessary to enable it to carry on its business.

(b) Corporate Power and Authority. The execution and delivery of this Agreement and the transaction contemplated hereby has been duly authorized by the Company’s Board of Directors. No other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the consummation of the transaction contemplated hereby. When duly executed and delivered by the parties hereto, this Agreement will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

(c) Securities. All the Securities have been duly authorized and, upon issuance and sale pursuant to the terms of this Agreement, will have been validly issued fully paid and non-assessable and will be free and clear of all liens, claims and encumbrances.

9. Notices. All notices, requests, consents or other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed first class postage prepaid, registered or certified mail, to the following address:

In the case of the Company:

Joe Crisafi

Chief Financial Officer

3405 W. Martin Luther King Jr. Blvd, Suite 101

Tampa, FL 33607

In the case of Purchaser, to the address set forth at the end of this Agreement or to such other addresses as may be specified in accordance herewith from time to time.

Such notices and other communications shall, for all purposes of this Agreement, be treated as being effective upon being delivered personally or, if sent by mail, five days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed as set forth above, and postage prepaid.

Purchaser’s Initials

10. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successor and permitted assigns of the parties hereto, provided that this Agreement and the interests herein may not be assigned by either party without the express written consent of the other party.

11. Governing Law. The laws of the State of Delaware shall govern the construction of the terms and of this Agreement.

12. Sections and Other Headings. The section and other headings contained in this Agreement are for the convenience of reference only, do not constitute part of this Agreement or otherwise affect any of the provision hereof.

13. Counterpart Signatures. This Agreement may be signed in counterpart and all counterparts together shall become effective only when the counterpart(s) have been executed and delivered by and on behalf of the Company and the Purchaser.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized offices.

Comprehensive Care Corporation, Inc.

By:	/s/ Giuseppe Crisafi
Giuseppe Crisafi
Chief Financial Officer

Purchaser

By:	/s/ Howard Jenkins

Print Name:	Howard Jenkins

Address of Purchaser:

On file	Social Security No. or Tax I.D. No.:
On File

Purchaser’s Initials